Exhibit 5.2







                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]






                                (212) 474-1000


                                                               October 8, 1999


                         Chieftain International, Inc.


Ladies and Gentlemen:

          We have acted as United States counsel to Chieftain International, Inc., an Alberta, Canada, corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of (i) debt securities of the Company ("Debt Securities"), (ii) preferred shares of the Company ("Preferred Shares"), (iii) Common Shares ("Common Shares") and (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Shares and Common Shares of the Company, for an aggregate offering price not to exceed U.S. $300,000,000, pursuant to the Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission on the date hereof on Form S-3.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents,corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the indenture (as defined in the Registration Statement).

          Based on the foregoing, we are of opinion as follows:

          1. With respect to the indenture, assuming it has been duly authorized, executed and delivered by the Company and the trustee and has been duly qualified under the Trust Indenture Act of 1939, such indenture constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting




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creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).

          2. With respect to Debt Securities, assuming the Debt Securities have been duly authorized, executed and authenticated in accordance with the provisions of the indenture, duly issued and delivered to and paid for in accordance with the provisions of the indenture and the applicable definitive purchase, underwriting or similar agreement and are in the forms filed as exhibits to the Registration Statement, the Debt Securities will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the indenture, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally from time to time in effect to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Canada or any province thereof.

          We are aware that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent (i) to the use of our name in the


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Registration Statement and (ii) to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore





Chieftain International, Inc.
   1201 TD Tower
      10088 - 102 Avenue
         Edmonton, Alberta T5J 2Z1
            CANADA